As filed with the Securities and Exchange Commission on May 22, 1998

                                                  Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         -------------------------------

                            CELLULARVISION USA, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                            13-3853788
    (State or other                                       (I.R.S. Employer
      jurisdiction                                       Identification No.)
    of incorporation)

                         -------------------------------

                            140 58th Street, Suite 7E
                            Brooklyn, New York 11220
                                 (718) 489-1200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         -------------------------------

                               Shant S. Hovnanian
                             Chief Executive Officer
                            CellularVision USA, Inc.
                            140 58th Street, Suite 7E
                            Brooklyn, New York 11220
                                 (718) 489-1200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         -------------------------------

                                 with copies to:
                              Bruce R. Kraus, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 821-8000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         -------------------------------

                         CALCULATION OF REGISTRATION FEE

========================================================================================
                                             Proposed    Proposed
                                             Maximum     Maximum               Amount
    Title of Each Class of       Amount to   Offering   Aggregate                of
          Securities                be      Price per    Offering           Registration
       to be Registered         Registered    Share       Price                  Fee
----------------------------------------------------------------------------------------
Common Stock, $.01 par value..   3,600,000  $3.0938(1)  $11,137,680(1)        $3,285.62
----------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of the Common Stock as reported by the National Association of Securities Dealers, Inc.'s National Market System on May 18, 1998.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 22, 1998

                                   PROSPECTUS

                            CELLULARVISION USA, INC.

                        3,600,000 SHARES OF COMMON STOCK

                                   -----------

      This Prospectus relates to the proposed sale from time to time by certain holders of up to 3,600,000 shares of common stock, par value $.01 per share (the "Common Stock"), of CellularVision USA, Inc. (the "Company").

      The Common Stock may be offered from time to time for the account of certain holders of Common Stock named herein (the "Selling Stockholders") in the amount and in the manner and on terms and conditions described herein. The sale of the Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq National Market ("NNM") (or any exchange on which the Common Stock may then be listed), in negotiated transactions, through the writing of options on the Common Stock (whether such options are listed on an options exchange or otherwise) or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders may deliver the Common Stock to close out previously established short positions, or in connection with options or other derivative transactions, and may also pledge the Common Stock as collateral for margin accounts and such Common Stock could be resold pursuant to the terms of such accounts. The Selling Stockholders and any participating brokers and dealers may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Use of Proceeds" and "Selling Stockholders."

      The Company has agreed to bear all expenses (other than underwriting fees and selling commissions and fees and expenses of counsel to the Selling Stockholders) in connection with the registration of the Common Stock offered by the Selling Stockholders estimated to be $63,319. See "Plan of Distribution."

      At May 21, 1998, the Company had 16,110,000 shares of its Common Stock outstanding. The Common Stock is listed on the NNM under the symbol "CVUS." On May 21, 1998, the last reported sale price for the Common Stock as reported by the NNM was $3.00 per share. As used in this Prospectus, the "Company" refers to CellularVision USA, Inc. and its wholly-owned subsidiary, CellularVision of New York, L.P. ("CVNY"), unless otherwise indicated or the context otherwise requires.

      The Common Stock offered hereby involves a high degree of risk. For a discussion of certain factors to be considered in evaluating an investment in the Common Stock, see "Risk Factors" on page 5 of this Prospectus.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is ______, 1998.

                              AVAILABLE INFORMATION

      CellularVision USA, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 14th Floor, Seven World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy or information statements and other information regarding registrants that file electronically with the Commission.

      The Company has filed with the Commission a Registration Statement on Form S-3 (collectively with any amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are necessarily summaries of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company hereby incorporates by reference into the Registration Statement, of which this Prospectus is a part, the following documents, which shall be deemed to be a part thereof, previously filed with the Commission pursuant to the Exchange Act under Commission File No. 000-27582:

      The Company's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1997;

      The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended
         March 31, 1998;

      The Company's Current Report on Form 8-K filed with the Commission on
         January 30, 1998; and

      The description of the Common Stock contained in the Company's
         Registration Statement on Form 8-A (File No. 0-27582) pursuant to
         Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request from such person, a copy of any and all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates. Written or oral requests for such copies should be directed to CellularVision USA, Inc., 140 58th Street, Suite 7E, Brooklyn, New York 11220, telephone number (718) 489-1200.

                                   THE COMPANY

      The Company owns and operates a broadband wireless telecommunications system in an area which includes New York City under a 1,150 Megahertz ("MHz") commercial license from the Federal Communications Commission (the "FCC"). The system is capable of providing high-capacity broadband service for the "last mile" to a subscriber's home or office, at what the Company believes is a substantially lower cost than other competing delivery systems. The Company believes that the high-capacity and low infrastructure cost of a rapidly-deployable, dependable broadband wireless telecommunications system will facilitate the "bundled" offering of a number of competitive telecommunications services to the New York market. The Company has been operating a 49 channel subscription television system since 1992, and a super-high-speed Internet access service since 1996.

      The Company's licensed service area is the New York Primary Metropolitan Statistical Area ("PMSA"), a region which includes approximately 8.6 million population in the 5 boroughs of New York City as well as the New York Counties of Westchester, Rockland, and Putnam. During 1997, the Company expanded its coverage of the market to include all of Brooklyn, and portions of Manhattan and Queens. There are approximately 2.9 million people and 150,000 offices in the areas served by the company's 15 operational transmitters, although the availability of signal in particular localities varies depending upon a number of factors.

      The FCC commercial operating license was awarded to the Company in recognition of its efforts in developing and deploying Local Multipoint Distribution Service (LMDS) technology, and for spearheading its regulatory approval at the FCC. Also, the Company has an exclusive license to use the CellularVision(TM) System in the New York area, or any other market in the United States in which the Company obtains an FCC license to operate.

      On September 23, 1997, the FCC renewed the Company's New York commercial license authorizing the Company to operate in the 27.50-28.35, 28.35-28.50, 29.10-29.25 and 31.075-31.225 Gigahertz ("GHz") bands for a total capacity of 1,300 MHz (1,150 MHz on a permanent basis and 150 MHz on a grandfathered basis; See "FCC Regulation"). The Company's renewed license conforms in all respects to the LMDS service rules adopted in the FCC's LMDS Rulemaking Proceeding. The License was renewed for a ten-year term, which expires on February 1, 2006 (the ten-year period commenced on February 1, 1996, the expiration date of the Company's initial license term). The FCC's renewal of this license confirmed that the Company would not be required to bid on, nor pay for, the New York PMSA 1,150 MHz license in the FCC LMDS auction. Moreover, with this license renewal, the Company is now authorized to immediately offer the full panoply of LMDS services the technology is permitted to offer, including video, voice and data services, and may construct transmitters throughout the New York PMSA without seeking prior FCC approval. The Company has negotiated an interconnection and resale agreement with Bell Atlantic, the local exchange carrier, and has received approval from the New York Public Service Commission to provide local telephone service in the state of New York.

      The Company's principal executive offices are located at 140 58th Street, Suite 7E, Brooklyn, New York 11220, telephone number (718) 489-1200.

                                  RISK FACTORS

      When used in this Prospectus, an applicable Prospectus Supplement and in any document incorporated by reference herein or therein, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Statements looking forward in time are included in such documents pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially, including, but not limited to, those set forth below. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

      Prospective purchasers of Common Stock offered hereby should carefully consider the following specific factors as well as other information contained in this Prospectus prior to making an investment decision.

Liquidity Risk; Need for Additional Financing; Risk of Substantial Dilution

      In the fourth quarter of 1997 and the first quarter of 1998, the Company experienced a severe liquidity shortfall due to the postponement or cancellation of several planned financing transactions. In April of 1998, the Company entered into several financing arrangements which, while providing the Company with commitments to obtain sufficient funds to continue its operations throughout the 1998 calendar year, provide for, or potentially provide for, the issuance of equity securities at a discount from market prices at the time of funding. Utilization of these sources of financing could, therefore, result in substantial dilution to existing stockholders and, while the Company intends to seek alternative sources of financing on more attractive terms, there can be no assurance that such alternatives will be available prior to the date that the Company's operations will require additional utilization of these existing, potentially-dilutive financing commitments.

      The Company's operations continue to result in negative cash flows, and repayment of existing indebtedness will require additional sources of liquidity in the future. Therefore, the Company anticipates that its future financing requirements will continue to be substantial. The Company intends to address those requirements through a combination of strategic and financial investments, but there can be no assurance that the Company will be successful in implementing the necessary financing arrangements on favorable terms. The lack of availability of additional capital could have a material adverse effect on the Company's financial condition, operating results and prospects for growth.

Shares Eligible for Future Sale; Dilution

      No prediction can be made as to the effect that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of the Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock.

      Shares of Common Stock held by Shant S. Hovnanian, Bernard B. Bossard and Vahak S. Hovnanian (collectively, the "Founders") have been held by the Founders for the requisite holding periods under Rule 144 under the Securities Act and may be sold thereunder in accordance with volume restrictions. During the last twelve months, the Founders have sold an aggregate of 600,000 shares of Common Stock.

      In addition to the shares of Common Stock being registered hereunder for sale by the Selling Stockholders, the Company has agreed to register the resale of up to approximately $3 million worth of shares of Common Stock to be issued to Proprietary, at Proprietary's option, at a price of 88% of the then prevailing market price of the Common Stock. The Company may also elect to issue and register approximately $3.5 million worth of shares of Common Stock to Proprietary also at a price of 88% of the then prevailing market price of the Common Stock. Although the Company cannot predict the market price of the Common Stock at the time any such additional shares are issued, if and as the market price decreases the number of shares issued to Proprietary will increase, resulting potentially in a more pronounced adverse effect on the prevailing market price of the Common Stock. The Company has also issued warrants to purchase 127,000 shares of Common Stock at a nominal price to an affiliate of JP Morgan. In addition to the possible adverse effect on the prevailing market price of the Common Stock, the issuance of such additional shares will result in dilution of net tangible book value to the Company's stockholders. See "Certain Relationships Between the Company and the Selling Stockholders."

New Industry and Technology Risks and Limitations

      The Company's broadband wireless telecommunications system utilizes a new technology with a limited operating history whose system architecture remains subject to further development and refinement. In the past, the Company has experienced a number of technical difficulties, some of which have affected subscriber acceptance of the Company's system. Additional technical issues may arise in the course of system deployment that could adversely affect reception quality and coverage of the Company's service area. In addition, the Company believes that a significant percentage of the households in the New York PMSA will be located in "shadowed" areas capable of receiving the transmitted signal only with the assistance of small, low cost "repeaters," which are in the early stages of deployment. The Company intends to deploy repeaters where such deployment is economically justifiable. Two-Way Services will require the development and mass production of appropriate equipment. There can be no assurance that such equipment will become commercially available at a cost acceptable to the Company. While a number of techniques, including digital compression and frequency reuse technologies, can expand the effective capacity of the Company's system, the Company's capacity to support high service volumes will ultimately be limited by its total available bandwidth and limitations of the technology it employs.

Limited Operations; Early Stage Company

      Although the Company has been in operation on a limited basis since 1992, its operations to date have been limited to serving only a portion of its licensed service area, the New York PMSA. Therefore, historical financial information is reflective of a company in the early growth stage of its development. Prospective investors should be aware of the difficulties encountered by enterprises in development, like the Company, especially in view of the highly competitive nature of the telecommunications industry and in view of the fact that the Company's broadband wireless telecommunications system previously has been deployed only in a limited area.

Ability to Manage Growth; Loss of Key Personnel

      Successful implementation of the Company's business plan will require the management of growth, which will require the continued implementation and improvement of the Company's operating and financial systems and controls. There can be no assurance that the systems or controls currently in place or to be implemented will be adequate to manage such growth, or that any steps taken to improve such systems and controls will be sufficient. The Company's success also depends in part upon attracting and retaining the services of its management and technical personnel. The competition for qualified personnel is intense. The Company recently suffered the untimely loss of its President to a sudden illness, and has also recently witnessed the departure of a key marketing officer and a key financial officer. Although the duties of these individuals have been assumed by other corporate officers, the Company believes that it would be advisable to bolster its management ranks, although it recognizes that its present financial situation will make recruitment of additional qualified personnel more difficult. There can be no assurance that the Company will be able to retain its existing key managerial and technical employees, or that it will be able to attract, assimilate or retain other skilled managerial and technical personnel in the future. The Company does not maintain "key person" life insurance policies on any of its personnel.

Lack of Profitable Operations

      The Company has recorded net losses and negative operating cash flow in each period of its operations since inception, and at December 31, 1997 had an accumulated deficit of approximately $47 million. Such losses and negative operating cash flow are attributable to the start-up costs incurred in connection with the commercial roll-out of the Company's system, slower than anticipated consumer acceptance of its service offerings to date, and expenses incurred in connection with the LMDS rulemaking proceeding. The Company expects to continue experiencing operating losses as a result of expansion within the New York PMSA. There can be no assurance that the Company will be able to increase the number of its super-high-speed Internet access and multichannel broadband cellular television subscribers to the levels necessary to attain profitability in future years, or that the Company will succeed in commercializing any other possible applications of the Company's system.

Dependence Upon Sole-Source Suppliers

      The Company currently purchases the transmitter and customer premises equipment comprising the Company's system either from sole-source third party suppliers for such equipment, or from CellularVision Technology & Telecommunications, L.P. ("CT&T"), which purchases it from such third party sole-source suppliers. In either case, this reliance upon sole-source suppliers involves several risks, including increased risk of inability to obtain adequate supplies of transmitters, receive antennas, set-top converters and super-high-speed modems, and reduced control over the pricing and delivery of such components. If the Company was unable to obtain a sufficient supply of such components from current sources, it is likely that the Company would experience a delay in developing alternative sources. Inability to obtain adequate supplies of equipment could result in a delay in providing service to new subscribers, which would adversely affect the Company's operating results and could damage future marketing efforts. In addition, a significant increase in the price of the requisite equipment would adversely affect the Company's financial condition and operating results. Further, if any of the equipment fails or fails to be supported by its vendors, it could be necessary for the Company or CT&T to redesign substantial portions of such equipment. Any of these events could have a material adverse effect on the Company's financial condition and operating results.

Government Regulation

      The Company is subject to extensive regulation by the FCC. Changes in the regulatory structure, such as permitting telephone companies to enter the video marketplace in their service areas, which is an element of the Telecommunications Act of 1996 (the "Telecommunications Act"), could result in a potential significant source of competition that could have a material adverse effect on the Company's operations.

Lack of Subscriber Acceptance and Service Cancellation

      The success of the Company's business strategy depends upon consumer acceptance of the Company's super-high-speed Internet access service and multichannel broadband cellular television system, neither of which has been accepted to date by consumers on a large scale. Subscriber acceptance of the Company's wireless cable product has been, and may continue to be, adversely affected by, among other things, customer loyalty to more established competitors, unfamiliarity with the Company's system, and the fact that the Company is currently offering fewer television channels than offered by many of its franchised cable competitors. Another drawback to the Company's Internet access service is the fact that prior to installation a Company technician must visit the potential subscriber's residence or business to determine whether such residence or business is capable of receiving the Company's signal. In addition, there can be no assurance that technical problems will not impede or delay subscriber acceptance of the Company's service.

      The Company in the recent past has experienced a high rate of service cancellation in its wireless cable operations, which the Company believes is attributable in part to the low-income demographics of the areas served by the Company.

Competition from Suppliers of Telecommunications Services

      The telecommunications industry and all of its segments are highly competitive. The Company competes with franchised cable systems and also faces or may face competition from several other sources, such as MMDS, Satellite Master Antenna Television ("SMATV") systems, DBS, video service from telephone companies and television receive-only satellite dishes. Moreover, the Telecommunications Act eliminates restrictions that prohibit local telephone exchange companies from providing video programming in their local telephone service areas and substantially reduces current and future regulatory burdens on franchised cable systems, thus potentially resulting in significant additional competition from local telephone companies and franchised cable systems.

      Pay television operators face competition from other sources of entertainment, such as movie theaters and computer on-line services. Further, premium movie services offered by cable television systems have encountered significant competition from the home video industry. In areas where several off-air television broadcasts can be received without the benefit of cable television, cable television systems have experienced competition from such broadcasters.

      The Company expects to see competition for its super-high-speed Internet access service from the existing Internet Service Provider (ISP) network. This includes large companies like America On-Line and ATT World Net, as well as smaller local ISPs like Walrus and IBS. These ISPs, however, do not currently have the capacity to provide the same downstream speed as the Company. Future competitors will include the cable operators with high-speed cable modems, the telephone companies with Digital Subscriber Line ("xDSL") technology, and other broadband wireless providers.

      Many actual and potential competitors have greater financial, marketing and other resources than the Company. No assurance can be given that the Company will be able to compete successfully.

Potential Conflicts of Interest; Dependence on Technology Licensed from CT&T

      Shant S. Hovnanian, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, Bernard B. Bossard, Executive Vice President, Chief Technical Officer and a Director of the Company, and Vahak S. Hovnanian, a Director of the Company, (collectively, the "Founders") are 80% controlling owners of CT&T. Philips, one of the three original corporate investors (together with an affiliate of Bell Atlantic and an affiliate of J.P. Morgan, the "Corporate Investors") in the Company, owns the remaining 20% of CT&T. Mr. Bossard is permitted under the terms of his employment agreement with the Company to devote a portion of his business time to other entities, including CT&T, so long as he devotes such substantial portion of his working time and efforts to the Company's affairs as the Company's Board of Directors may reasonably require. Shant Hovnanian also may devote a portion of his business time to CT&T and other related entities. Although his employment agreement with the Company provides that he will devote substantially all of his working time and efforts to the Company's affairs, pursuant to the agreement, Mr. Hovnanian may devote such working time and efforts to CT&T and its affiliates as the due and faithful performance of his obligations under the agreement permits. CT&T and these individuals are parties to a number of agreements with the Company, including the CT&T License Agreement and a reserved channel rights agreement, which may from time to time present conflicts of interest with the Company.

      In serving in their respective positions with the Company, the Founders may experience conflicts of interest involving the Company and CT&T. As owner of the name and mark "CellularVision," CT&T has the right to license the name and mark "CellularVision," as well as the associated know-how and trade secrets, to related or unrelated entities providing services similar to those provided by the Company outside the New York BTA, for which it may receive a fee. The Company may in the future be dependent upon CT&T's ability to enhance its current technology and to respond to emerging industry standards and other technological changes.

      Bell Atlantic has the right to designate one member of the Board of Directors (the "Bell Atlantic Nominee"). To date, Bell Atlantic has not exercised this right. Bell Atlantic currently provides Internet access service in the New York metro area and is allowed, under the provisions of the Telecommunications Act, to provide video services which could compete with video services offered by the Company.

Risk of Patent Infringement; Intellectual Property Matters

      Given the rapid development of technology in the telecommunications industry, there can be no assurance that certain aspects of the Company's system will not infringe on the proprietary rights of others. The Company believes that if such infringement were to exist based on the establishment of current or future proprietary rights of others, it could obtain requisite licenses or rights to use such technology. However, there can be no assurance that such licenses or rights could be obtained on terms which would not have a material adverse effect on the Company.

Control by Principal Stockholders

      The Founders in the aggregate own approximately 61.4% of the outstanding Common Stock. As a result, such stockholders will have the power to elect all of the members of the Company's Board of Directors, amend the Company's Certificate of Incorporation and By-Laws and, subject to certain limitations imposed by applicable law, effect or preclude fundamental corporate transactions involving the Company, including the acceptance or rejection of any proposals relating to a merger of the Company or an acquisition of the Company by another entity, in each case without the approval of any of the Company's other stockholders. The Founders are parties to a Stockholders' Agreement, dated as of January 12, 1996 (the "Stockholders' Agreement"), which provides that the parties thereto, who collectively owned 69.2% of the shares of Common Stock outstanding upon the consummation of the Initial Public Offering, will vote to elect each of the Founders to the Company's Board of Directors, so long as such Founder owns 5% or more of the shares of Common Stock outstanding on a fully diluted basis. Bell Atlantic has the right to appoint the Bell Atlantic Nominee to the Company's Board of Directors, so long as Bell Atlantic shall hold at least 1% of the shares of Common Stock outstanding on a fully diluted basis. The parties to the Stockholders' Agreement have also agreed not to vote to remove any Founder or the Bell Atlantic Nominee so elected except for "cause" as defined in Section 141 of the Delaware General Corporation Law ("Delaware Law").

Potential Anti-Takeover Effect and Potential Adverse Impact on Market Price of Certain Charter and Delaware Law Provisions

      The Company's Certificate of Incorporation and By-Laws, and the Delaware Law contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. The Company could issue a series of Preferred Stock that could, depending upon the terms of such series, impede a merger, tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock. In addition, Section 203 of the Delaware Law, which is applicable to the Company, contains provisions that restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated tender offer or other business combination.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                  PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    The Common Stock is listed for quotation on the NNM under the symbol "CVUS." The following table sets forth high, low and closing sale prices for the Common Stock for the fiscal quarters indicated, as reported by the NNM.

                            High Sale         Low Sale        Closing Sale
                            ---------         --------        ------------
1996
-----
First Quarter*               $15.750           $10.125           $11.000
Second Quarter                16.750             8.875            15.750
Third Quarter                 16.750             9.250            10.000
Fourth Quarter                 9.500             4.375             7.000

1997
-----
First Quarter                $11.875            $6.750            $9.000
Second Quarter                10.250             6.875             8.000
Third Quarter                  9.000             6.625             7.875
Fourth Quarter                 9.750             5.563             6.000

1998
-----
First Quarter                 $8.250            $3.375            $5.000
-----------

* Commencing February 8, 1996, the first day of public trading of the Common Stock, through March 31, 1996.

      On December 31, 1997, the last sale price of the Common Stock as reported on the NNM was $6.00 per share. As of December 31, 1997, there were 81 registered shareholders of the Common Stock. During the year ended December 31, 1997, the Company did not make any sales of securities that were not registered under the Securities Act.

      The Company has never declared or paid any cash dividends and does not intend to declare or pay cash dividends on the Common Stock at any time in the foreseeable future. Future earnings, if any, will be used to finance the build-out of the Company's broadband wireless telecommunications system in the New York PMSA.

                              SELLING STOCKHOLDERS

      This Prospectus relates to the following offers and sales of shares of Common Stock:

      Proprietary Convertible Investment Group, Inc. The offer and sale from time to time of (i) 666,667 shares of Common Stock (the "Proprietary Original Shares") by Proprietary Convertible Investment Group, Inc. ("Proprietary"), which are beneficially owned by Proprietary as a result of Proprietary's ownership of the Company's Series A Convertible Preferred Stock and (ii) up to 666,667 shares of Common Stock (the "Proprietary Forward Shares" and together with the Proprietary Original Shares, the "Proprietary Shares") by Proprietary, which Proprietary Forward Shares may be issued pursuant to the Certificate of Designation of the Series A Convertible Preferred Stock. It is unknown if, when, or in what amounts Proprietary may offer the Proprietary Shares for sale. There is no assurance that Proprietary will sell any or all of the Proprietary Shares.

      The Company cannot determine at this time whether it will issue any Proprietary Forward Shares or, if any such shares are issued, the number thereof. However, the Company is required to include the 666,667 Proprietary Forward Shares in the Registration Statement and this Prospectus pursuant to the terms of a Registration Rights Agreement, dated April 1, 1998, between the Company and Proprietary (the "Proprietary Registration Rights Agreement").

      The Proprietary Shares are being included in this Prospectus pursuant to the Company's obligations under the Proprietary Registration Rights Agreement. Pursuant to the Proprietary Registration Rights Agreement, the Company has agreed to indemnify Proprietary against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that Proprietary may be required to make in respect thereof.

      Newstart Factors, Inc. The offer and sale from time to time of up to 906,666 shares of Common Stock (the "Newstart Shares") by Newstart Factors, Inc. ("Newstart"), which are beneficially owned by Newstart as a result of (i) Newstart's ownership of a warrant to purchase 125,000 shares of Common Stock and
(ii) Newstart's ownership of a Convertible Secured Promissory Note of CVNY. It is unknown if, when, or in what amounts Newstart may offer the Newstart Shares for sale. There is no assurance that Newstart will sell any or all of the Newstart Shares.

      The Newstart Shares are being included in this Prospectus pursuant to the Company's obligations under a Registration Rights Agreement, dated April 1, 1998, between the Company and Newstart (the "Newstart Registration Rights Agreement"). Pursuant to the Newstart Registration Rights Agreement, the Company has agreed to indemnify Newstart against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that Newstart may be required to make in respect thereof.

      Marion Interglobal Ltd. The offer and sale from time to time of up to 1,360,000 shares of Common Stock (the "Marion Shares") by Marion Interglobal Ltd. ("Marion"), 110,000 of which are directly owned by Marion and 1,250,000 of which are beneficially owned by Marion as a result of Marion's ownership of a warrant to purchase up to 1,250,000 shares of Common Stock. It is unknown if, when, or in what amounts Marion may offer the Marion Shares for sale. There is no assurance that Marion will sell any or all of the Marion Shares.

      The Marion Shares are being included in this Prospectus pursuant to the Company's obligations under a Registration Rights Agreement, dated April 1, 1998, between the Company and Marion (the "Marion Registration Rights Agreement"). Pursuant to the Marion Registration Rights Agreement, the Company has agreed to indemnify Marion against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that Marion may be required to make in respect thereof.

      Because the Selling Stockholders may offer all, a portion or none of the Common Stock offered pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the Selling Stockholders after completion of the offering, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Shareholders after completion of the offering. See "Plan of Distribution."

                  CERTAIN RELATIONSHIPS BETWEEN THE COMPANY
                          AND THE SELLING STOCKHOLDERS

      Except in connection with the acquisition of their respective interests in the Company as set forth below, no Selling Stockholder has held any position or office or had any other material relationship with the Company or any of its affiliates within the past three years.

      On April 1, 1998, the Company entered into separate financing agreements with Proprietary, which is an affiliate of CS First Boston, and Marion. Also on such date, the Company entered into an agreement with Newstart to restructure the Secured Promissory Note of CVNY held by Newstart.

      Pursuant to a Securities Purchase Agreement, dated April 1, 1998, between the Company and Proprietary (the "Proprietary Purchase Agreement"), on April 6, 1998 the Company issued 3,500 shares of its Series A Convertible Preferred Stock ("Convertible Preferred Stock") to Proprietary for $3.5 million. Subject to certain conditions, including the registration under the Securities Act of the underlying shares of Common Stock, the Proprietary Purchase Agreement provides for the issuance, at the Company's option, of an additional 3,500 shares of Convertible Preferred Stock at a purchase price of $1,000 per share at any time on or after June 15, 1998 and prior to December 31, 1998. The Proprietary Purchase Agreement also provides for the issuance, at Proprietary's option, of an additional 3,000 shares of Convertible Preferred Stock at a purchase price of $1,000 per share during the three year period following April 6, 1998. The Convertible Preferred Stock has a dividend rate of 4%, which may be paid in cash or, at the option of the Company and subject to certain conditions, in stock. The Convertible Preferred Stock may be converted into Common Stock of the Company at any time at the option of the holder thereof at an initial conversion price of $5.25 for the ninety day period following April 6, 1998. Following such ninety-day period, or in the event that certain conditions are not satisfied during such ninety-day period, the conversion price shall be the lesser of (i) $5.25 and (ii) 88% of the lesser of (A) the average of the lowest sale prices for the Common Stock on each of any three trading days during the twenty two trading days occurring immediately prior to (but not including) the applicable conversion date and (B) the average of the three lowest closing bid prices for the Common Stock during the twenty two trading days occurring immediately prior to (but not including) the applicable conversion date. In addition, the Company has the right to redeem all the Convertible Preferred Stock outstanding in the event that the closing bid price for the Common Stock is above $10 for twenty two consecutive trading days at a price equal to 130% of (i) the stated value of the Convertible Preferred Stock ($1,000 per share) plus (ii) accrued and unpaid dividends thereon. The Convertible Preferred Stock is subject to mandatory redemption upon the occurrence of certain events of default. In addition, the Proprietary Purchase Agreement contains certain capital raising limitations which could preclude certain equity-linked financing transactions in excess of $6 million for a period of one year following the final issuance of Convertible Preferred Stock under the agreement.

      Pursuant to a Securities Purchase Agreement, dated April 1, 1998, between the Company and Marion (the "Marion Purchase Agreement"), on April 6, 1998, the Company issued to Marion (i) a Warrant to purchase up to $2 million worth of shares of Common Stock (the "Warrant Shares") and (ii) 110,000 shares of its Common Stock. The shares of Common Stock were issued for nominal consideration and the Warrant is exercisable (the "Exercisability Date") from and after the earlier to occur of (i) the date on which there is an effective registration statement under the Securities Act relating to the resale of the Warrant Shares and (ii) June 28, 1998. The Company has the right to cause Marion to exercise the Warrant following the Exercisability Date. The exercise price per share of Common Stock is the lesser of (i) 80% of the average closing price of the Common Stock on the five trading days preceding the issuance of such Common Stock and
(ii) $3.20 per share, provided that such price will in no event be less than $1.60 per share. The Company has the right to cancel the Warrant at any time prior to the Exercisability Date. In the event that the Company elects to cancel the aforementioned warrant, the Company does not currently have capital available to make the scheduled June 30, 1998 payments to the Holders of the Original Notes and the New Notes without raising additional capital for this purpose.

      Pursuant to a Letter Agreement, dated April 1, 1998, among the Company, CVNY and Newstart (the "Newstart Agreement"), the parties agreed to restructure the terms of CVNY's Secured Promissory Note (the "Original Note") on the following terms: (i) the Company paid Newstart $500,000 from the proceeds of the initial sale of Preferred Stock pursuant to the Proprietary Purchase Agreement,
(ii) the Original Note was amended and restated as a Secured Convertible Promissory Note in the principal amount of $2,315,917 (the "New Note") and (iii) the Company issued to Newstart a warrant to purchase 125,000 shares of the Company's Common Stock at an exercise price of $5.00 per share of Common Stock. The New Note provides that CVNY will pay an additional $500,000 on or before the earlier to occur of (i) the consummation by the Company of a financing transaction yielding gross proceeds to the Company in excess of $2.5 million and
(ii) ninety days following April 1, 1998. In addition, CVNY has the right to prepay the New Note in full at any time prior to October 1, 1998 at a price equal to 125% of the outstanding principal amount. At the option of the holder, the New Note may be converted in whole or in part at any time and from time to time at a conversion price per share equal to 91% of the average of the lowest trading price on each of the four trading days immediately prior to the conversion notice, provided, however, that the holder may not convert more than $500,000 in principal amount of the New Note in any calendar month. In the event that Newstart has not exercised their option to convert the New Note by April 1, 1999, the Company is obligated to pay the remaining balance, including accrued interest. The New Note is subject to acceleration upon the occurrence of certain events of default.

      The Company has agreed to register the resale of the shares of Common Stock issued, or to be issued, pursuant to the Proprietary Purchase Agreement, the Marion Purchase Agreement and the Newstart Agreement. The total number of shares of Common Stock with registration rights under all the foregoing agreements and under all warrants previously outstanding is estimated to be approximately four million shares. Under certain circumstances the Company has agreed to pay liquidated damages in the event that certain of such shares are not registered within certain prescribed time periods.

                              PLAN OF DISTRIBUTION

      The sale of Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the NNM (or any exchange on which the Common Stock may then be listed), in negotiated transactions, through the writing of options on the Common Stock (whether such options are listed on the options exchange or otherwise) or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders may deliver the Common Stock to close out previously established short positions, or in connection with options or other derivative transactions, and may also pledge the Common Stock as collateral for margin accounts and such Common Stock could be resold pursuant to the terms of such accounts.

      In connection with such sales, the Selling Stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of Common Stock may be deemed to be underwriters under the Securities Act, and any profit on the sale of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

      To the extent required, the type and number of shares of Common Stock to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement to this Prospectus.

      To comply with securities laws of certain states, if applicable, the Common Stock will be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states shares of Common Stock may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available or is complied with.

      All expenses of registration of the shares of Common Stock offered pursuant to this Prospectus, as well as any cost of compliance with the securities laws of any state or other applicable jurisdiction, the fees of counsel and any applicable transfer taxes with respect to such shares will be paid by the Company.

                                  LEGAL MATTERS

      The legality of the shares of Common Stock offered hereby and certain other legal matters in connection with this offering will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York.

                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

--------------------------------------------------------------------------------

TABLE OF CONTENTS

Available Information..............................

Incorporation of Certain Documents by
  Reference........................................

The Company........................................

Risk Factors.......................................

Use of Proceeds....................................

Price Range of Common Stock
  and Dividends....................................

Selling Stockholders...............................

Certain Relationships Between the
  Company and the Selling Stockholders

Plan of Distribution...............................

Legal Matters......................................

Experts............................................

================================================================================

                        3,600,000 Shares of Common Stock

                            CELLULARVISION USA, INC.

                            ------------------------
                                   PROSPECTUS
                            ------------------------

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All the amounts shown are estimates, except the Commission registration fee and the NASD filing fee:

      Registration Fee................................................ $ 3,286
      Legal Fees and Expenses.........................................  50,000
      Accounting Fees and Expenses....................................   5,000
      Miscellaneous Expenses..........................................   5,000
                                                                       -------
          Total....................................................... $63,286

Item 15. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

      In accordance with Section 145 of the DGCL, Section 10 of the Company's Certificate of Incorporation, (the "Certificate of Incorporation") and Article VIII, Section 8, of the Company's By-Laws (the "By-Laws") provide that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate of Incorporation and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Section 10 of the Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Section 10 to authoritize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Item 16. Exhibits.

5.1*  Opinion of Willkie Farr & Gallagher

23.1* Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)

23.2  Consent of Coopers & Lybrand, L.L.P.

24.1  Powers of Attorney (contained in the signature pages hereto)

----------
* To be filed by amendment

Item 17. Undertakings.

      (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (4) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of May, 1998.

                                CELLULARVISION USA, INC.

                                By:  /s/ Shant S. Hovnanian
                                     ------------------------------------------
                                         Shant S. Hovnanian
                                         Chief Executive Officer, President and
                                         Chairman of the Board

                                POWER OF ATTORNEY

      We, the undersigned officers and directors of CellularVision USA, Inc., hereby severally and individually constitute and appoint Shant S. Hovnanian and Charles N. Garber, and each of them, as the true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                           Title                       Date
     ---------                           -----                       ----

 /s/Shant S. Hovnanian     Chairman of the Board, Chief           April 30, 1998
------------------------   Executive Office and President
    Shant S. Hovnanian     (Principal Executive Officer)

 /s/Charles N. Garber      Chief Financial Officer                April 30, 1998
------------------------   (Principal Financial and Accounting
    Charles N. Garber      Officer)

                           Executive Vice President, Chief
------------------------   Technical Officer and Director
     Bernard B. Bossard

  /s/Vahak S. Hovnanian    Director                               April 30, 1998
------------------------
     Vahak S. Hovnanian

    /s/John G. Walber      Director                               May 22, 1998
------------------------
       John G. Walber

     /s/Roy H. March       Director                               April 30, 1998
------------------------
        Roy H. March

  /s/Matthew J. Rinaldo    Director                               April 30, 1998
------------------------
     Matthew J. Rinaldo

 Exhibit                                                                Page
 Number                          Exhibit Index                         Number
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  5.1*    Opinion of Willkie Farr & Gallagher
  23.1*   Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)
  23.2    Consent of Coopers & Lybrand L.L.P.
  24.1    Power of Attorney (contained in the signature pages hereto)

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*  To be filed by amendment